Exhibit 99.1

HCI Group Reports Third Quarter and Nine-Month 2014 Results

Tampa, Fla. – November 6, 2014 – HCI Group, Inc. (NYSE:HCI) reported results today for the three and nine months ended September 30, 2014.

Third Quarter 2014 - Financial Results

Income available to common stockholders in the third quarter of 2014 totaled $14.1 million, or $1.23 diluted earnings per common share, compared with $13.4 million, or $1.13 diluted earnings per common share in the third quarter of 2013.

Gross premiums earned in the third quarter of 2014 increased 9.5% to $88.9 million from $81.2 million in the same period in 2013. The increase was primarily due to policies assumed from Citizens Property Insurance Corporation in November 2013.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the third quarter of 2014 increased 15.7% to $61.3 million from $52.9 million in the same period in 2013. Premiums ceded in the third quarter of 2014 were $27.7 million, or 31.1% of the company’s gross premiums earned, compared with $28.3 million, or 34.8% of the company’s gross premiums earned, during the same period in 2013.

Net investment income in the third quarter of 2014 was $1.2 million compared with $380,000 in the same period in 2013. The improvement was due to the increase in the company’s investment portfolio, which has grown from $90.5 million at September 30, 2013 to $158.2 million at September 30, 2014.

Net realized investment gains were $3.3 million in the third quarter of 2014 compared with $31,000 in the same period in 2013.

Losses and loss adjustment expenses during the third quarter of 2014 were $22.0 million compared with $14.5 million in the same period in 2013. The increase was primarily attributable to increased policy exposures and increases in frequency and severity of certain causes of losses.

Policy acquisition and other underwriting expenses in the third quarter of 2014 were $10.0 million compared with $8.9 million in the comparable period in 2013. The increase was primarily attributable to commissions and premium taxes related to an increase in policy renewals resulting from policies assumed from Citizens in 2012 and 2013.

Other operating expenses, which include a variety of general and administrative expenses, totaled $9.6 million in the third quarter of 2014 compared with $8.8 million in the third quarter of 2013. The increase was primarily attributable to an additional $992,000 in compensation and related expenses, including approximately $192,000 of accrued bonuses and stock-based compensation.

Interest expense totaled $2.6 million and $847,000 in the third quarter of 2014 and 2013, respectively. The increase was attributable to a $103 million convertible debt offering completed in December 2013.

Third Quarter 2014 - Financial Ratios

The company’s loss ratio applicable to the three months ended September 30, 2014 (defined as losses and loss adjustment expenses related to net premiums earned) was 35.9% compared with 27.4% in the three months ended September 30, 2013.

The expense ratio applicable to the three months ended September 30, 2014 (defined as underwriting expenses, interest and other operating expenses related to net premiums earned) was 36.2% compared with 35.0% for the three months ended September 30, 2013.

Expressed as a total of all expenses in relation to net premiums earned, the combined loss and expense ratio to net premiums earned was 72.1% in the third quarter of 2014 compared with 62.4% for the third quarter of 2013.

Nine Months Ended September 30, 2014 - Financial Results

Income available to common stockholders for the nine months ended September 30, 2014 totaled $48.1 million, or $4.07 diluted earnings per common share, compared with $49.9 million or $4.32 diluted earnings per common share for the nine months ended September 30, 2013.

Gross premiums earned for the nine months ended September 30, 2014 increased 11.5% to $274.1 million from $245.7 million in the same prior year period. The increase was primarily due to policies assumed from Citizens Property Insurance Corporation in November 2013.

Net premiums earned for the nine months ended September 30, 2014 increased 11.4% to $190.3 million from $170.8 million in the same period in 2013. Premiums ceded for the nine months ended September 30, 2014 were $83.8 million, or 30.6% of the company’s gross premiums earned, compared with $74.9 million, or 30.5% of the company’s gross premiums earned, during the same period in 2013.

Net investment income for the nine months ended September 30, 2014 and 2013 was $3.8 million and $814,000, respectively.

Net realized investment gains were $4.5 million for the nine months ended September 30, 2014 compared to net realized investment gains of $43,000 in the same period in 2013.

Losses and loss adjustment expenses for the nine months ended September 30, 2014 and 2013 were $58.9 million and $47.8 million, respectively.

Policy acquisition and other underwriting expenses for the nine months ended September 30, 2014 were $28.7 million compared with $22.2 million for the nine months ended September 30, 2013.

Other operating expenses totaled $28.5 million for the nine months ended September 30, 2014 compared with $22.3 million for the nine months ended September 30, 2013.

Interest expense from the company’s senior notes issued in 2013 totaled $7.8 million for the nine months ended September 30, 2014 compared with $2.4 million for the nine months ended September 30, 2013.

Nine Months Ended September 30, 2014 - Financial Ratios

The company’s loss ratio applicable to the nine months ended September 30, 2014 was 31.0% compared with 28.0% in the nine months ended September 30, 2013.

The expense ratio applicable to the nine months ended September 30, 2014 was 34.1% compared with 27.4% in the same period in 2013.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 65.1% in the nine months ended September 30, 2014 compared with 55.4% in the same period in 2013.

Management Commentary

“Our strong third quarter results reflect our strict underwriting guidelines and unrelenting focus on profitability,” said Paresh Patel, HCI Group’s chairman and chief executive officer. “The consistent results of our insurance division coupled with our strong balance sheet position us to take advantage of accretive growth opportunities in the market.”

Conference Call

HCI Group will hold a conference call later today (November 6, 2014) to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel and Chief Financial Officer Richard Allen will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

Dial-in number: (877) 407-8033

International number: (201) 689-8033

Investors or analysts that wish to participate in the Q&A portion of the call should contact Kevin Mitchell at kmitchell@hcigroup.com or (813) 405-3603.

The conference call will be simulcast and available for replay via the investor section of the company’s website at www.hcigroup.com.

Please call the conference telephone number 5 to 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through December 6, 2014.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13592027

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands, except share amounts)

	At September 30, 2014	At December 31, 2013
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $98,743 and $110,738, respectively)	$100,177	112,151
Equity securities, available for sale, at fair value (cost: $38,856 and $17,248, respectively)	39,097	17,649
Investment in joint venture, at equity	4,478	—
Real estate investments	18,938	16,228

Total investments	162,690	146,028
Cash and cash equivalents	304,323	293,398
Accrued interest and dividends receivable	1,008	1,133
Premiums receivable	26,583	14,674
Prepaid reinsurance premiums	30,965	28,066
Income taxes receivable	1,996	—
Deferred income taxes, net	2,848	—
Deferred policy acquisition costs	20,172	14,071
Property and equipment, net	12,494	13,132
Other assets	32,545	15,814

Total assets	$595,624	526,316

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$47,654	43,686
Unearned premiums	203,798	171,907
Advance premiums	10,517	4,504
Assumed reinsurance balances payable	—	4,660
Accrued expenses	11,874	4,032
Dividends payable	—	19
Income taxes payable	—	543
Deferred income taxes, net	—	2,740
Long-term debt	128,865	126,932
Other liabilities	13,343	6,772

Total liabilities	416,051	365,795

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 0 and 110,684 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 10,447,807 and 10,939,268 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively)	—	—
Additional paid-in capital	28,834	48,966
Retained income	149,710	110,441
Accumulated other comprehensive income, net of taxes	1,029	1,114

Total stockholders’ equity	179,573	160,521

Total liabilities and stockholders’ equity	$595,624	526,316

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue

Gross premiums earned	$88,944	81,244	$274,053	245,743
Premiums ceded	(27,684)	(28,310)	(83,764)	(74,923)

Net premiums earned	61,260	52,934	190,289	170,820

Net investment income	1,213	380	3,753	814
Policy fee income	931	815	1,826	3,013
Net realized investment gains	3,294	31	4,465	43
Other	257	532	1,023	1,146

Total revenue	66,955	54,692	201,356	175,836

Expenses

Losses and loss adjustment expenses	21,991	14,489	58,939	47,775
Policy acquisition and other underwriting expenses	9,986	8,887	28,674	22,163
Interest expense	2,626	847	7,809	2,379
Other operating expenses	9,577	8,825	28,466	22,298

Total expenses	44,180	33,048	123,888	94,615

Income before income taxes	22,775	21,644	77,468	81,221

Income taxes	8,723	8,266	29,366	31,221

Net income	$14,052	13,378	$48,102	50,000

Preferred stock dividends	—	(22)	4	(88)

Income available to common stockholders	$14,052	13,356	$48,106	49,912

Basic earnings per common share	$1.34	1.17	$4.48	4.46

Diluted earnings per common share	$1.23	1.13	$4.07	4.32

Dividends per common share	$0.28	0.22	$0.83	0.68